Exhibit 99.1

For Immediate Release

Contact:
Andrea Goodman	Dennis Walsh
Director of Communications	Vice President
Charles River Associates	Sharon Merrill Associates, Inc.
617-425-3333	617-542-5300

ROBERT W. HOLTHAUSEN JOINS CHARLES RIVER ASSOCIATES
BOARD OF DIRECTORS

Professor Holthausen is the Chairman of the Department of Accounting at Wharton

BOSTON, July 30, 2014 — Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that Robert W. Holthausen has been appointed to CRA’s Board of Directors. Professor Holthausen will serve on the Company’s Audit Committee.

Professor Holthausen is the Ernst and Young and the Nomura Securities Company Professor of Accounting and Finance and is the Chairman of the Department of Accounting at the Wharton School of the University of Pennsylvania. Prior to Wharton, he was a Professor of Accounting and Finance at the Graduate School of Business of the University of Chicago. Before his academic career, he was a C.P.A. working at Price Waterhouse and he was also in the finance group at Mobil.

“Robert Holthausen is a highly respected academic and accounting leader, and it is a pleasure to welcome him to CRA’s Board of Directors,” said CRA’s President and Chief Executive Officer Paul Maleh. “He is at the forefront of corporate governance standards, and we believe his insights and decades of experience will benefit CRA as we seek to grow.”

“Charles River Associates is deeply committed to the highest quality economic, financial, and management consulting services, and I am honored to join its Board,” said Robert Holthausen.

Professor Holthausen is widely published in both finance and accounting journals. His research has studied the effects of management compensation and governance structures on firm performance, the effects of information on volume and prices, corporate restructuring and valuation, and numerous other topics. His research has appeared in such journals as the Journal of Accounting and Economics, The Accounting Review, the Journal of Accounting Research, the Journal of Finance, and the Journal of Financial Economics, and he has served in various editorial capacities for all of these journals. He is currently an editor of the Journal of Accounting and Economics.

His teaching has been concentrated in the areas of investment management and valuation, and he is currently the academic director of Wharton’s Mergers and Acquisitions program.

In addition, Professor Holthausen has consulted to companies in such diverse activities as serving as a compensation consultant to a Fortune 500 Company, consulting with an investment company in the development of fundamental trading rules used to manage equity portfolios, and performing valuation analysis in a variety of situations.

Professor Holthausen earned his doctorate at the University of Rochester where he also earned his M.B.A. He holds a B.A. degree from St. Lawrence University.

About Charles River Associates (CRA)

Charles River Associates® is a global consulting firm specializing in litigation, regulatory, and financial consulting, and management consulting. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at http://www.crai.com.

Statements in this press release concerning the future business of the Company and statements using the term “believe” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors. Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting, recruiting and retaining qualified consultants, dependence on outside experts, utilization rates, completing acquisitions and factors related to its completed acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s periodic filings with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.